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                                                                    EXHIBIT 12.1

                          SIMON PROPERTY GROUP, LP
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                               (in thousands)

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                                                                     SIMON PROPERTY GROUP, LP            SIMON DEBARTOLO GROUP, LP
                                                              ---------------------------------------    -------------------------
                                                                                   FOR THE YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------------------------------
                                                                     2000         1999          1998          1997          1996
                                                              ------------   ----------    ----------    ----------    -----------
EARNINGS:

     Income before extraordinary items                        $   401,057    $ 354,221     $ 272,100     $ 220,434     $ 134,663

     Add:
        Minority interest in income of
            majority owned subsidiaries                            10,725       10,719         7,335         5,270         4,300

        Distributed income from unconsolidated entities            45,948       30,169        29,903        15,619         5,538

        Amortization of capitalized interest                        1,323          724           396             0             0

     FIXED CHARGES                                                735,662      660,120       492,191       322,685       210,913
     Less:
        Income from unconsolidated entities                       (53,476)     (44,926)      (22,293)       (8,690)       (4,060)

        Interest capitalization                                   (18,513)     (23,759)      (13,792)      (11,932)       (5,831)

                                                              ------------   ----------    ----------    ----------    ----------
EARNINGS                                                      $ 1,122,726    $ 987,268     $ 765,840     $ 543,386     $ 345,523
                                                              ------------   ----------    ----------    ----------    ----------

Fixed Charges:
     Portion of rents representative of the interest factor         4,951        4,901         4,831         3,732         2,900

     Interest on indebtedness
        (including amortization of debt expense)                  712,198      631,460       473,568       307,021       202,182

     Interest capitalized                                          18,513       23,759        13,792        11,932         5,831

                                                              ------------   ----------    ----------    ----------    ----------
FIXED CHARGES                                                 $   735,662    $ 660,120     $ 492,191     $ 322,685     $ 210,913
                                                              ------------   ----------    ----------    ----------    ----------

RATIO OF EARNINGS TO FIXED CHARGES                                   1.53         1.50          1.56          1.68          1.64
                                                              ============   ==========    ==========    ==========    ==========
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